Exhibit 99.1
To: GLOLEX, INC.
Unit 9647
13 Freeland Park Wareham Road
Poole BH16 6F, U.K.

Glolex, Inc.
INVESTMENT CONFIRMATION

The undersigned, intending to be legally bound, hereby irrevocably subscribes for and agrees to purchase ____________  shares of the common stock of Glolex, Inc., a Nevada corporation (the "Company"), for a purchase price of $_________, or $0.02 per share. Simultaneous with the execution and delivery of this confirmation to the Company, the undersigned is either delivering a check made payable to “Glolex, Inc.” or sending a wire transfer payment to the Company’s account at:

Bank: Bank of America
300 S 4th Street, Las Vegas, NV 89101
Account number: 5010 1706 9177

The undersigned will not offer to sell or sell the Shares in any jurisdiction unless the undersigned obtains all required consents, if any.

The undersigned is not relying on the Company or its affiliates with respect to economic considerations involved in this investment, but has relied solely on its own decision.

The undersigned understands that an investment in the shares is a speculative investment, which involves a high degree of risk and the potential loss of her entire investment. The undersigned is further aware that no federal or state agency has (i) made any finding or determination as to the fairness of this investment, (ii) made any recommendation or endorsement of the shares or the Company, or (iii) guaranteed or insured any investment in the Shares or any investment made by the Company. The undersigned understands that the price of the stock purchased hereby bears no relation to the assets, book value or net worth of the Company and was determined arbitrarily by the Company.

Date: ____________

1.	Print Full Name of Investor:	Individual:_____________________

First, Last

Partnership, Corporation, Trust, Custodial Account, Other:

______________________________
Name of Entity

2.	Permanent Address of Investor:
_________________________

3.	Telephone Number:
_________________________
4.	E-Mail Address:
_________________________
5.	Government ID #: _________________________

6.	Authorized Signatory: ________________________ Title:

If Investor is an entity, provide copy of Articles of Incorporation, Certificate of Formation or other evidence of existence, as well as a copy of board resolution or other evidence of authorization to purchase the shares of the Company.